PRESS RELEASE

EMCORE Corporation Announces Financial Results for Third Quarter Ended June 30, 2012

•	Consolidated revenue exceeded the guidance range for Q3

•	Revenue from Fiber Optics segment in Q3 increased approximately 18% sequentially

•	Completed business and management realignment to improve efficiency and profitability

•	Anticipate Q4 revenue of $46 to $49 million

ALBUQUERQUE, New Mexico, August 7, 2012 - EMCORE Corporation (NASDAQ: EMKR - News), a leading provider of compound semiconductor-based components, subsystems, and systems for the fiber optics and solar power markets, today announced its financial results for its fiscal third quarter ended June 30, 2012.

Financial Results

Revenue:
Consolidated revenue for the third quarter ended June 30, 2012 was $41.1 million, slightly above the guided range of $38 to 41 million. This represents a 17% decrease compared to the prior year and approximately 9% increase from the immediate preceding quarter.

On a segment basis, revenue for our Fiber Optics segment was $25.8 million, which represents a 22% decrease compared to the prior year and approximately 18% increase compared to the immediate preceding quarter. As previously reported, in October 2011, we announced that flood waters had severely impacted the inventory and production operations of our primary contract manufacturer in Thailand. The impacted areas included certain product lines for the Telecom and Cable Television (CATV) market segments. This has had a significant impact on our operations and our ability to meet customer demand for certain of our fiber optics products in the near term. We are currently on schedule rebuilding the manufacturing infrastructure for our impacted product lines.

Our Photovoltaics segment was not affected by the Thailand floods. Revenue for our Photovoltaics segment was $15.3 million, which represents a 6% decrease compared to the prior year and approximately 4% decrease compared to the immediate preceding quarter. Historically, Photovoltaics revenue has fluctuated significantly due to timing of program completions and product shipments of major orders.

Gross Profit:
Consolidated gross profit was approximately $4.4 million, which represents approximately 54% decrease compared to the prior year and an 18% decrease compared to the immediate preceding quarter. Consolidated gross margin was 10.7%, which represents a decrease from the 19.1% gross margin reported in the prior year and a decrease from the 14.2% gross margin reported in the immediate preceding quarter. On a segment basis, Fiber Optics gross margin was 9.3%, which represents a decrease from the 19.4% gross margin reported in the prior year and a decrease from the 9.4% gross margin reported in the immediate preceding quarter. Photovoltaics gross margin was 13.0%, which represents a decrease from the 18.6% gross margin reported in the prior year and a decrease from the 20.9% gross margin reported in the immediate preceding quarter.

During fiscal 2012, lower fiber optics-related revenues due to the impact from the Thailand flood resulted in higher manufacturing overhead as a percentage of revenue. Manufacturing of certain fiber optics-related components was moved to Company-owned facilities in the U.S., which involved higher labor and other related costs. Instead of completely rebuilding all flood-damaged manufacturing lines, management decided to realign the Company's fiber optics product portfolio and focus on business areas with strong technology differentiation and growth opportunities. During the three and nine months ended June 30, 2012, management identified $0.3 million and $1.6 million, respectively, of inventory on order related to manufacturing product lines that were destroyed by the Thailand flood and will not be replaced. This expense was recorded within cost of revenues on our statement of operations. Photovoltaics gross margins declined when compared to prior periods primarily due to lower revenues with unfavorable product mix changes, as well as lower manufacturing yields on new products.

Operating Loss:
The consolidated operating loss was approximately $8.8 million, which represents a $2.4 million decrease in operating loss when compared to the prior year and a $0.1 million decrease in operating loss when compared to the immediate preceding quarter. The favorable year-over-year variance was primarily related to a $2.8 million gain recorded on the sale of fiber optics-related assets to a subsidiary of Sumitomo Electric Industries, LTD (SEI) in May 2012. We have indemnified SEI up to $3.4 million for potential claims and expenses for the two-year period following the sale and we have recorded this amount as a deferred gain on our balance sheet as of June 30, 2012. SEI paid $13.1 million in cash and deposited approximately $2.6 million into escrow as security for indemnification obligations and any purchase price adjustments. Payment of escrow amounts occurs over a two-year period and is subject to claim adjustments. We deferred approximately $4.9 million of the gain on sale until the indemnification obligation and purchase price adjustment contingencies are resolved. The year-over-year decrease in SG&A expense was attributable to cost reduction measures implemented which included a reduction of discretionary spending on staffing and infrastructure, as well as lower stock-based compensation expense. The year-over-year decrease in R&D expense was attributable to cost reduction measures discussed above, as well as lower expense incurred related to our development of our fiber optics products when compared to the prior year. In addition, in May 2012, we reached a confidential settlement regarding certain outstanding litigation in exchange for a release of all related claims. The settlement resulted in a charge of $1.0 million in our statement of operations during the three months ended June 30, 2012. We also recorded a 1.4 million impairment charge related to long-lived assets associated with our CPV product lines as the Company announced consolidation of activities into our CPV joint venture.

Net loss:
The consolidated net loss was $9.0 million, which represents a $2.0 million decrease in net loss when compared to the prior year and a decrease in net loss of approximately $0.3 million when compared to the immediate preceding quarter. The consolidated net loss per share was $0.38, which represents an improvement from the $0.49 loss per share reported in the prior year and an improvement from the $0.40 loss per share reported in the immediate preceding quarter.

Non-GAAP Net Loss:
After excluding certain non-cash and other infrequent transactions as set forth in the attached non-GAAP table, our non-GAAP net loss for the third quarter ended June 30, 2012 was approximately $7.5 million, which represents an additional loss of approximately $1.3 million when compared to the prior year and an additional loss of approximately $2.2 million from the loss reported for the immediate preceding quarter. The consolidated non-GAAP net loss per share was $0.32, which represents an increase from the $0.28 loss per share reported in the prior year and an increase from the $0.23 loss per share reported in the immediate preceding quarter.

Order Backlog
As of June 30, 2012, order backlog for our Photovoltaics segment totaled $46.2 million, which represents a 17% decrease from $55.7 million reported as of March 31, 2012. The order backlog as of June 30, 2012 and March 31, 2012 included $5.1 million and $10.1 million, respectively, of terrestrial solar cell orders from our Suncore joint venture. Order backlog is defined as purchase orders or supply agreements accepted by us with expected product delivery and/or services to be performed within the next twelve months. Product sales from our Fiber Optics segment are made pursuant to purchase orders, often with short lead times, and revenue from this segment is still limited by the rebuilding of our production capacity.

Business Outlook
On a consolidated basis, we expect revenue for our fourth quarter ended September 30, 2012 to be in the range of $46 to $49 million, with revenue growth from both our Photovoltaics and Fiber Optics business segments.

Conference Call
We will discuss our financial results today at 4:00 p.m. ET. The call will be webcast via the Company's website at http://www.emcore.com. Please go to the site beforehand to download any necessary software. The conference ID is 98072413. A webcast will be available for replay beginning August 7, 2012 following the conclusion of the call on the Company's website.

Conferences
Management will present at the 2012 Citi Technology Conference at The Hilton New York Hotel at 1335 Avenue of the Americas on Thursday, September 6, 2012 at 2:00 p.m. ET.

About EMCORE
EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the fiber optics and solar power markets. EMCORE's Fiber Optics business segment provides optical components, subsystems and systems for high-speed telecommunications, Cable Television (CATV) and Fiber-To-The-Premise (FTTP) networks, as well as products for satellite communications, video transport and specialty photonics technologies for defense and homeland security applications. EMCORE's Solar Photovoltaics business segment provides products for both space and terrestrial solar power applications. For space applications, EMCORE offers high-efficiency multi-junction solar cells, Covered Interconnect Cells (CICs) and complete satellite solar panels. For terrestrial applications, EMCORE offers a broad portfolio of Concentrator Photovoltaic (CPV) multi-junction solar cells and components, as well as commercial rooftop solar concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Use of Non-GAAP Financial Measures
We provide a non-GAAP net loss disclosure as a supplemental measure to U.S. GAAP regarding our operational performance. This financial measure excludes the impact of certain items; therefore, it has not been calculated in accordance with U.S. GAAP.

We believe that this additional non-GAAP financial measure is useful to investors in assessing our operating performance. We also use this financial measure internally to evaluate our operating performance and for planning and forecasting of future periods. In addition, financial analysts that follow us may focus on and publish both historical results and future projections based on our non-GAAP financial measure. We also believe that it is in the best interest of our investors to provide this non-GAAP information.

While we believe that this non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this non-GAAP financial measure. Our non-GAAP financial measure may not be reported by all of our competitors and it may not be directly comparable to similarly titled measures of other companies due to potential differences in calculation. We compensate for these limitations by using this non-GAAP financial measure as a supplement to U.S. GAAP and by providing a reconciliation of our non-GAAP financial measure to its most comparable U.S. GAAP financial measure.

Non-GAAP financial measures are not in accordance with or an alternative for U.S. GAAP. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable U.S. GAAP financial measures and it should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Forward-Looking Statements
The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These forward-looking statements are largely based on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Such forward-looking statements include, in particular, projections about our future results included in our Exchange Act reports, statements about our plans, strategies, business prospects, changes and trends in our business and the markets in which we operate. Such forward-looking statements also include statements regarding the ability of our contract manufacturer to resume production, the expected impact of the flooding on our supply chain, and our ability to meet customer demand for our fiber optics products.

These forward-looking statements may be identified by the use of terms and phrases such as “anticipates”, “believes”, “can”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “plans”, “projects”, “targets”, “will”, and similar expressions or variations of these terms and similar phrases. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements. We caution that these forward-looking statements relate to future events or our future financial performance and are subject to business, economic, and other risks and uncertainties, both known and unknown, that may cause actual results, levels of activity, performance or achievements of our business or our industry to be materially different from those expressed or implied by any forward-looking statements.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the impact on the Company, our customers and our suppliers from the effects of the floods in Thailand; (b) the impact on the Company related to the asset sale transaction with SEI; (c) delays and other difficulties in commercializing new products; (d) the failure of new products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (e) we may not be successful in undertaking the steps currently planned in order to increase our liquidity; (f) uncertainties concerning the extent of our insurance recovery from damage to our contract manufacturer's facilities and the Company's and our contract manufacturer's equipment; restoration of operations and associated costs with such restoration related to flood-damaged facilities; uncertainties concerning the availability and cost of commodity materials and specialized product components that we do not make internally; actions by competitors; and (g) other risks and uncertainties described in our filings with the Securities and Exchange Commission (“SEC”) such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors.

Neither management nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All forward-looking statements in this press release are made as of the date hereof, based on information available to us as of the date hereof, and subsequent facts or circumstances may contradict, obviate, undermine, or otherwise fail to support or substantiate such statements. We caution you not to rely on these statements without also considering the risks and uncertainties associated with these statements and our business that are addressed in our filings with the SEC that are available on the SEC's web site located at www.sec.gov, including the sections entitled "Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. Certain information included in this press release may supersede or supplement forward-looking statements in our other Exchange Act reports filed with the SEC. We assume no obligation to update any forward-looking statement to conform such statements to actual results or to changes in our expectations, except as required by applicable law or regulation.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except loss per share)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Revenue	$41,062	$37,780	$49,480	$116,293	$148,805
Cost of revenue	36,677	32,404	40,010	103,064	116,075
Gross profit	4,385	5,376	9,470	13,229	32,730
Operating expense (income):
Selling, general, and administrative	8,758	8,365	9,657	24,603	27,301
Research and development	4,996	5,781	9,549	17,757	24,724
Impairment	1,425	—	—	1,425	—
Litigation settlements, net	1,050	—	1,465	1,050	(1,125)
Flood-related loss (recovery)	(293)	114	—	5,519	—
Flood-related insurance proceeds	—	—	—	(5,000)	—
Gain on sale of assets	(2,793)	—	—	(2,793)	—
Total operating expense	13,143	14,260	20,671	42,561	50,900
Operating loss	(8,758)	(8,884)	(11,201)	(29,332)	(18,170)
Other income (expense):
Interest expense, net	(146)	(121)	(132)	(396)	(520)
Foreign exchange gain (loss)	(196)	167	625	60	1,039
Loss from equity method investment	—	(241)	(259)	(1,201)	(846)
Change in fair value of financial instruments	61	(256)	(107)	(90)	(1,417)
Other expense	—	—	(5)	—	(15)
Total other income (expense)	(281)	(451)	122	(1,627)	(1,759)
Loss before income tax expense	(9,039)	(9,335)	(11,079)	(30,959)	(19,929)
Foreign income tax expense on capital distributions	—	—	—	(1,644)	—
Net loss	$(9,039)	$(9,335)	$(11,079)	$(32,603)	$(19,929)
Per share data:
Net loss per basic and diluted share	$(0.38)	$(0.40)	$(0.49)	$(1.39)	$(0.91)
Weighted-average number of basic and diluted shares outstanding	23,686	23,529	22,461	23,441	21,858

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	As of	As of
	June 30, 2012	September 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$20,245	$15,598
Restricted cash	571	544
Accounts receivable, net	30,726	34,875
Inventory	38,938	33,166
Prepaid expenses and other current assets	9,421	7,168
Total current assets	99,901	91,351
Property, plant, and equipment, net	46,923	46,786
Goodwill	20,384	20,384
Other intangible assets, net	3,745	5,866
Equity method investment	—	2,374
Other non-current assets, net	4,476	3,537
Total assets	$175,429	$170,298
LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings from credit facility	$22,291	$17,557
Accounts payable	36,560	26,581
Warrant liability	691	601
Accrued expenses and other current liabilities	33,198	22,319
Total current liabilities	92,740	67,058
Asset retirement obligations	4,953	4,800
Deferred gain associated with sale of assets	3,400	—
Other long-term liabilities	1,047	4
Total liabilities	102,140	71,862
Shareholders’ equity:
Common stock	720,085	713,063
Treasury stock	(2,083)	(2,083)
Accumulated other comprehensive income	1,346	912
Accumulated deficit	(646,059)	(613,456)
Total shareholders’ equity	73,289	98,436
Total liabilities and shareholders’ equity	$175,429	$170,298

We have provided a reconciliation of our non-GAAP financial measure to its most directly comparable U.S. GAAP financial measure as indicated in the table below:

EMCORE Corporation
Non-GAAP Net Loss
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net Loss - US GAAP	$(9,039)	$(9,335)	$(11,079)	$(32,603)	$(19,929)
Adjustments:
Amortization expense	383	480	648	1,328	1,983
Stock-based compensation expense	1,275	2,542	2,961	5,997	5,572
Asset retirement obligations - accretion expense	51	70	—	172	—
Impairment	1,425	—	—	1,425	—
Litigation settlements, net	1,050	—	1,465	1,050	(1,125)
Flood-related loss (recovery)	(293)	114	—	5,519	—
Flood-related insurance proceeds	—	—	—	(5,000)	—
Gain on sale of assets	(2,793)	—	—	(2,793)	—
Losses on inventory purchase commitments	278	435	—	1,621	—
Foreign exchange gain (loss)	196	(167)	(625)	(60)	(1,039)
Loss from equity method investment	—	241	259	1,201	846
Change in fair value of financial instruments	(61)	256	107	90	1,417
Foreign income tax expense on capital distributions	—	—	—	1,644	—
Total adjustments	1,511	3,971	4,815	12,194	7,654
Net Loss - Non-GAAP	$(7,528)	$(5,364)	$(6,264)	$(20,409)	$(12,275)
Net loss - GAAP per basic and diluted share	$(0.38)	$(0.40)	$(0.49)	$(1.39)	$(0.91)
Net loss - Non-GAAP per basic and diluted share	$(0.32)	$(0.23)	$(0.28)	$(0.87)	$(0.56)
Weighted average number of basic and diluted shares outstanding	23,686	23,529	22,461	23,441	21,858

EMCORE Corporation
Stock-based Compensation Expense
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Cost of revenue	$220	$593	$614	$1,289	$1,067
Selling, general, and administrative	708	1,233	1,342	2,954	2,898
Research and development	347	716	1,005	1,754	1,607
Total stock-based compensation expense	$1,275	$2,542	$2,961	$5,997	$5,572

Net effect on net loss per basic and diluted share	$(0.05)	$(0.11)	$(0.13)	$(0.26)	$(0.25)

Contact:
EMCORE Corporation
Mark Weinswig
(505) 332-5000
investor@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com